Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (referred to as the “pro forma financial statements”) have been primarily derived from the historical consolidated financial statements of NN, Inc. (“NN”) and Autocam Corporation (“Autocam”).

On July 18, 2014, NN entered into a merger agreement with Autocam. On August 29, 2014, NN and Autocam completed the merger (referred to as the “Merger”) whereby a wholly owned subsidiary of NN merged with and into Autocam. As a result of the Merger, Autocam became a wholly owned subsidiary of NN.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Income (referred to as the “pro forma statements of income”) for the six months ended June 30, 2014 and the year ended December 31, 2013, give effect to the Merger as if it was consummated on January 1, 2013. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (referred to as the “pro forma balance sheet”) as of June 30, 2014, gives effect to the Merger as if it was consummated on June 30, 2014.

The historical consolidated financial information of NN has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the Merger; (ii) factually supportable; and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results of NN and Autocam.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

In accordance with ASC 805, Business Combinations (“ASC 805”), the Merger is being accounted for under the acquisition method with NN as the acquirer of Autocam. As of the date hereof, NN has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Autocam assets to be acquired and the liabilities to be assumed and the related allocation of purchase price; however, for purposes of these pro forma financial statements, preliminary allocation estimates based on information known to us as of the date of this report have been included. The final fair values of the assets acquired and liabilities assumed as of the date of the Merger may differ materially from the information presented.

The pro forma financial statements have been presented for illustrative purposes only and do not reflect the impact of synergies resulting from the Merger. NN expects to incur significant costs and achieve significant synergies in connection with integrating the operations of NN and Autocam. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Merger. In addition, certain nonrecurring items, such as estimated transaction costs directly attributable to the Merger, have been excluded from the pro forma statements of income. The pro forma financial statements do reflect NN’s new $350 million term loan facility obtained in connection with the closing of the Merger, and the use of such proceeds.

These pro forma financial statements are for informational purposes only. They do not purport to indicate the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the separate historical consolidated financial statements of NN as of and for the year ended December 31, 2013, included in NN’s Form 10-K filed with the SEC on March 14, 2014;

•	the separate historical unaudited condensed consolidated interim financial statements of NN as of and for the quarter and six months ended June 30, 2014, included in NN’s Form 10-Q filed with the SEC on August 8, 2014;

•	the separate historical consolidated financial statements of Autocam as of and for the year ended December 31, 2013, included as Exhibit 99.1 to NN’s Amendment to Current Report on Form 8-K/A filed herewith; and

•	the separate historical unaudited condensed consolidated interim financial statements of Autocam as of and for the quarter and six months ended June 30, 2014, included as Exhibit 99.2 to NN’s Amendment to Current Report on Form 8-K/A filed herewith.

NN, INC. AND AUTOCAM CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2013

(In thousands, except share and per share data)

	NN	Autocam	Reclassification to Presentation of Historical Autocam (Note 1)	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$373,206	$233,484	$—	$—			$606,690
Cost of products sold (exclusive of depreciation and amortization shown separately below)	295,136	203,749	(16,318)				482,567
Selling, general and administrative	33,281	13,790	(260)				46,811
Depreciation and amortization	16,957	—	16,603	1,259	3	(a)	34,819
Loss on disposal of assets	5	—	13	—			18

Income from operations	27,827	15,945	(38)	(1,259)			42,475

Stock-based compensation expense	—	38	(38)				—
Interest expense	2,374	2,741	—	19,744	3	(c)	24,859
Other expense, net	275	453	—	—			728

Income before provision (benefit) for income taxes	25,178	12,713	—	(21,003)			16,888
Provision (benefit) for income taxes	8,000	3,504	—	(7,455)	3	(d)	4,049
Share of income from joint venture	—	(3,658)	—	—			(3,658)

Net income	17,178	12,867	—	(13,548)			16,497

Basic income per share:
Net income	$1.00						$0.90

Weighted average shares outstanding	17,176			1,087	3	(e)	18,263

Diluted income per share:
Net income	$1.00						$0.90

Weighted average shares outstanding	17,260			1,087	3	(e)	18,347

Cash dividends per common share	$0.18						$0.18

NN, INC. AND AUTOCAM CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended June 30, 2014

(In thousands, except share and per share data)

	NN	Autocam	Reclassification to Presentation of Historical Autocam (Note 1)	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$209,208	$129,704	$—	$—			$338,912
Cost of products sold (exclusive of depreciation and amortization shown separately below)	164,569	110,702	(9,272)	—			265,999
Selling, general and administrative	20,104	7,353	411	(744)	3	(b)	27,124
Depreciation and amortization	7,961	—	9,321	(391)	3	(a)	16,891
Loss on disposal of assets	0	—	116	0			116

Income from operations	16,574	11,649	(576)	1,135			28,782

Stock-based compensation expense	—	576	(576)	—			—
Interest expense	1,115	1,495	—	9,968	3	(c)	12,578
Other expense, net	212	95	—	—			307

Income before provision (benefit) for income taxes	15,247	9,483	—	(8,833)			15,897
Provision (benefit) for income taxes	4,809	2,680	—	(3,210)	3	(d)	4,279
Share of income from joint venture	—	(1,686)	—	—			(1,686)

Net income	10,438	8,489	—	(5,623)			13,304

Basic income per share:
Net income	$0.59						$0.71

Weighted average shares outstanding	17,700			1,087	3	(e)	18,787

Diluted income per share:
Net income	$0.58						$0.70

Weighted average shares outstanding	18,054			1,087	3	(e)	19,141

Cash dividends per common share	$0.14						$0.14

NN, INC. AND AUTOCAM CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

For the Six Months Ended June 30, 2014

(In thousands, except share and per share data)

	NN	Autocam	Reclassification to Presentation of Historical Autocam (Note 1)	Pro Forma Adjustment	Notes		Pro Forma Combined
Assets
Current assets:
Cash	$5,812	$10,755	$—	$11,670	3	(f)	$28,237
Accounts receivable, net of allowance for doubtful accounts	80,740	41,910	(1,005)	—			121,645

Inventories	61,541	26,853	—	1,596	3	(g)	89,990
Other current assets	9,934	5,333	2,449	—			17,716

Total current assets	158,027	84,851	1,444	13,266			257,588

Property, plant and equipment, net	132,681	135,218	4,488	8,781	3	(h)	281,168

Goodwill, net	9,384	—	—	86,194	3	(k)	95,578
Intangible assets, net	2,724	—	—	40,198	3	(i)	42,922
Non-current deferred tax assets	1,235	—	—	—			1,235
Investment in joint venture	—	14,242	—	21,353	3	(j)	35,595
Other non-current assets	3,369	6,855	(4,488)	7,906	3	(l)	13,642

Total assets	$307,420	$241,166	$1,444	$177,698			$727,728

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,540	$18,190	$—	$—			$66,730
Accrued salaries, wages and benefits	13,408	8,335	—	—			21,743
Current maturities of long-term debt	4,000	18,427	—	(4,000)	3	(n)	18,427
Income taxes payable	3,300	—	—	(3,032)	3	(q)	268
Other current liabilities	6,088	2,969	1,444	575	3	(m)	11,076

Total current liabilities	75,336	47,921	1,444	(6,457)			118,244

Non-current deferred tax liabilities	3,962	28,619	—	17,633	3	(m)	50,214
Long-term debt, net of current portion	53,500	46,382	—	256,404	3	(n)	356,286
Other non-current liabilities	10,783	6,277	—	(105)	3	(o)
				(4,136)	3	(o)	12,819

Total liabilities	143,581	129,199	1,444	263,339			537,563

Total stockholders’ equity	163,839	111,967	—	(85,641)	3	(p)	190,165

Total liabilities and stockholders’ equity	$307,420	$241,166	$1,444	$177,698			$727,728

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

As previously disclosed, on July 18, 2014, NN entered into a merger agreement with Autocam. On August 29, 2014, NN and Autocam completed the Merger whereby a wholly owned subsidiary of NN merged with and into Autocam. As a result of the Merger, Autocam became a wholly owned subsidiary of NN. The aggregate consideration paid by NN in connection with the Merger was approximately $290,806, consisting of $259,089 million in cash and $31,717 in equity. Autocam designs and manufactures close-tolerance, specialty metal alloy components. Currently, Autocam manufactures components for use on fuel delivery, electromechanical motor, steering and braking systems for the transportation industry. Autocam has three manufacturing locations in the U.S., three in Brazil and one each in France, Poland and China and owns a 49% interest in a Chinese joint venture.

The pro forma financial statements have been derived from the historical consolidated financial statements of NN and Autocam. Additionally, certain financial statement line items included in Autocam’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in NN’s historical presentation. These reclassifications are reported in the pro forma financial statements under the column titled “Reclassification to Presentation of Historical Autocam” and as discussed in the follow two paragraphs.

Within the pro forma statements of income we have made certain changes in presentation to conform Autocam’s financial presentation to NN’s financial statement presentation. Depreciation expense and loss (gain) on disposal of fixed assets which were historically reflected in cost of products sold in Autocam’s historical financial statements have been reclassified and presented within the captions depreciation and amortization and loss on disposal of assets, respectively. Depreciation expense which was historically reflected in selling, general and administrative expense in Autocam’s historical financial statements has been reclassified and presented within the caption depreciation and amortization.

Within the pro forma balance sheet we have made the following reclassifications to conform Autocam’s financial statement presentation to NN’s financial statement presentation: other receivables have been reclassified from the caption accounts receivable to other current assets; equipment deposits reported by Autocam under other long-term assets have been reclassified to property, plant and equipment, net; and income taxes payable reported by Autocam under accrued liabilities, other has been reclassified to other current assets. The reclassification of these items had no significant impact on the historical total assets, total liabilities, or stockholders’ equity reported by NN or Autocam, respectively. The reclassifications also did not impact the historical earnings from continuing operations.

The Merger is recorded within the pro forma financial statements under the acquisition method of accounting, in accordance with business combination accounting guidance under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the assets acquired and the liabilities assumed will be measured at estimated fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The unaudited pro forma adjustments included herein are preliminary. As of the date hereof, NN has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Autocam assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. The final fair values of the assets acquired and liabilities assumed once finalized may differ materially from the information presented. Except for share and per share data and unless otherwise noted, all numbers contained in the pro forma financial statements are in thousands.

Acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The pro forma financial statements were prepared in accordance with U.S. GAAP and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11. The pro forma financial statements of the consolidated companies are based upon the historical information of the respective companies after giving effect to the Merger and adjustments described in these footnotes. The pro forma balance sheet is presented as if the Merger had occurred on June 30, 2014; the pro forma statements of income for the six-months ended June 30, 2014 and for the year ended December 31, 2013, give effect to the Merger as if it occurred on January 1, 2013.

The pro forma financial statements do not reflect ongoing cost savings that NN expects to achieve as a result of the Merger or the costs necessary to achieve these costs savings or synergies.

NOTE 2. CONSIDERATION TRANSFERRED AND PRELIMINARY PURCHASE PRICE ALLOCATION

The Merger has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the Merger be measured at the date the Merger is completed at the then-current market price.

The total initial consideration transferred by NN in the Merger was approximately $290,806 and consisted of the following:

Cash transferred	$259,089
Value of NN, Inc. shares issued to the former majority shareholder of Autocam (1)	31,717

Total value of consideration transferred	$290,806

(1)	Represents 1,086,957 shares of NN common stock issued at a fair market value price of $29.18 at the date of the Merger.

The following is a summary of the preliminary estimated fair values of the net assets acquired assuming the Merger closed on June 30, 2014:

Fair value of assets acquired and liabilities assumed
Current assets	$87,891
Property, plant, and equipment, net	148,487
Intangible assets subject to amortization	40,198
Investment in joint venture	35,595
Other non-current assets	2,204
Goodwill	86,194

Total assets acquired	$400,569

Current liabilities	31,513
Non-current deferred tax liabilities	46,252
Long-term debt	29,963
Other non-current liabilities	2,035

Total liabilities assumed	$109,763

Net Assets acquired	$290,806

NN has made preliminary allocation estimates based on the information known to us as of the date of this report. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable and most likely by the filing of our 2014 annual report on Form 10-K in March 2015. NN anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, fixed assets, customer relationships, technology know how, trade names and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final, as-adjusted amounts allocated to assets acquired and liabilities assumed in the Merger will be based off the fair value of the net assets acquired at the Merger date and could differ materially from the preliminary amounts presented in these pro forma financial statements as of June 30, 2014. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed from those preliminary valuations presented in these pro forma financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these pro forma financial statements.

NOTE 3. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

a) Depreciation and amortization - Adjustment represents the preliminary depreciation and amortization expense associated with the change in fair value of the property and equipment and intangible assets recorded in relation to the Merger. For the year ended December 31, 2013 and the six months ended June 30, 2014, a pro forma adjustment for depreciation and amortization expense represented approximately $1,259 and $(391), respectively. The preliminary depreciation and amortization expense for the assets acquired is as follows:

	Preliminary fair value	Estimated weighted average life (years)	Depreciation expense for the year ended December 31, 2013	Depreciation expense for the six months ended June 30, 2014
Land	$1,992	—	$—	$
Buildings and building improvements	7,267	15	484		242
Machinery and equipment	124,089	10	12,409		6,204
Leasehold improvements	7,855	8	982		491
Furniture and fixtures and computers	2,796	4.6	612		306
Construction in progress	4,488	—	—		—

Total	$148,487		14,487		$7,243
Less: Autocam historical depreciation expense			$16,603		$9,321

Pro forma adjustments			$(2,116)		$(2,078)

Depreciation expense has been estimated based upon the nature of activities associated with the property and equipment assets acquired. With other assumptions held constant, a 10% increase in the fair value adjustment for property, plant and equipment would increase annual pro forma depreciation and amortization expense by approximately $1,449.

	Preliminary fair value	Estimated weighted average life (years)	Amortization expense for the year ended December 31, 2013	Amortization expense for the six months ended June 30, 2014
Customer relationships	$35,300	12	$2,942	$1,471
Trade names and trademarks	4,100	15	273	136
Developed Technology	1,690	5	338	169
Unfavorable leases	(892)	5	(178)	(89)

Total	$40,198		$3,375	$1,687
Less: Autocam historical amortization expense			$—	$—

Pro forma adjustments			$3,375	$1,687

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $337.

b) Selling, general and administrative- Transaction related expenses recognized by NN and Autocam during the six months ended June 30, 2014 and their related tax effects have been eliminated from the pro forma statements of income, as these items are directly attributable to the Merger and will not have an ongoing impact. No transaction costs were expensed or accrued by either NN or Autocam in their actual 2013 historical financial statements. The amounts excluded from the pro forma statement of income were $568 of expense incurred by NN and $176 of expense incurred by Autocam for a total adjustment of $744.

c) Interest expense - Adjustment reflects the additional interest expense that would have been incurred during the historical periods presented assuming the Merger had occurred as of January 1, 2013. The additional interest expense to be incurred by NN as a result of the new borrowings is as follows:

Composition of new debt and related interest expense	Assumed Interest Rate	Debt	Interest expense for the year ended December 31, 2013	Interest expense for the six months ended June 30, 2014
Total new debt and related interest expense	6%	$350,000	$21,000	$10,500

Amortization of new debt issuance costs and debt discount			2,167	1,083

Total			$23,167	$11,583

Less: NN’s historical interest expense on debt refinanced including amortization of deferred financing costs			(2,374)	(1,115)

Less: Autocam’s interest expense on debt repaid including amortization of deferred financing costs			(1,049)	(500)

Pro forma adjustment to interest expense			$19,744	$9,968

A change of 1/8% (12.5 basis points) in the interest rate would result in a $438 change in annual interest expense.

d) Provision (benefit) for income taxes - The unaudited pro forma adjustment is calculated as follows:

	Year ended December 31, 2013	Six Months ended June 30, 2013
(Benefit) additional tax due to depreciation and amortization adjustment	$(348)	$111
Additional tax due to the elimination of recognized transaction related costs	—	268
Benefit due to additional interest expense	(7,107)	(3,589)

Total adjustment	$(7,455)	$(3,210)

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional depreciation and amortization for the year ended December 31, 2013 and the six months ended June 30, 2014, Autocam’s blended global statutory tax rates of 27.6% and 28.3%, respectively, have been applied to the unaudited pro forma depreciation and amortization adjustments. The blended rates were used as these expenses are expected to be incurred both in and outside of the United States.

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional interest expense, NN’s U.S. blended federal and state statutory tax rate of 36% has been applied to the pro forma interest expense adjustments. The US statutory rates were used as the additional interest expense resulting from the Merger is expected to be incurred in the United States.

Transaction related expenses recognized by NN and Autocam during the six month period ended June 30, 2014 have been eliminated from the pro forma statements of income using the NN and Autocam U.S. blended statutory rates of 36% and 35%, respectively.

e) Weighted average shares outstanding - The pro forma adjustment for shares outstanding represents the effect of the former majority shareholder of Autocam accepting 1,086,957 shares of NN stock as part of the consideration in the Merger. The 1,086,957 shares were added to the basic and diluted weighted average shares outstanding as a pro forma adjustment to give the effect the Acquisition took place on January 1, 2013.

Adjustments to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

f) Cash– Adjustment reflects the preliminary net adjustment to cash in connection with the Merger:

Cash portion of Merger consideration	$(259,089)
Repayment of NN existing debt	(57,500)
Payment of Transaction related expenses	(16,491)
Proceeds from new borrowings, net of discount	344,750

Pro forma adjustment to cash and cash equivalents	$11,670

The $16,491 of estimated transaction related expenses include $9,466 of financing fees, which will be capitalized in other non-current assets, and advisory and other transaction related costs of $7,025 which will be expensed as incurred.

g) Inventories - The unaudited pro forma adjustment of $1,596 to inventory represents the step-up of Autocam’s inventories balance to the preliminary estimated fair value. As raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired was determined using the gross profit percentage of the overall product mix and the estimated cost to sell the finished goods. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. The pro forma statements of income do not reflect the impact of the increase to cost of products sold of $1,596 for the estimated purchase accounting adjustment to inventory as this amount is directly related to the Merger and is not expected to have a continuing impact on NN’s operations.

h) Property, plant and equipment, net – The unaudited pro forma adjustment reflects the preliminary estimated fair value of property, plant and equipment recorded in relation to the Merger. Refer to pro forma footnote Note 3 adjustment (a) above for details related to the estimated fair value of property, plant and equipment. The preliminary amounts assigned to property, plant and equipment are as follows:

Estimated fair value	$148,487
Less: Autocam book value of property and equipment, net	(139,706)

Pro forma adjustment to property and equipment, net	$8,781

i) Intangible assets, net – The unaudited pro forma adjustment reflects the preliminary fair market value of identifiable intangible assets acquired in relation to the Merger. Refer to pro forma footnote Note 3 adjustment (a) above for details related to the estimated fair value and related amortization expense of the intangible assets. The preliminary amounts assigned to the identifiable intangible assets are as follows:

Estimated fair value	$40,198
Less: Autocam book value of intangible assets, net	—

Pro forma adjustment to intangible assets, net	$40,198

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives that will generally range from five years for the unfavorable leasehold interest, net and developed technology, 12 years for customer relationship and 15 years for trade name intangible assets, subject to the finalization of the purchase price allocation. The amortizable life for each category of asset was determined by examining the pattern and life of expected cash flows from these items. The estimated amortizable life of customer relationships was determined after consideration of Autocam’s historical customer buying and attrition patterns.

j) Investment in joint venture - The unaudited pro forma adjustment reflects the step-up of $21,353 to the preliminary estimated fair value of Autocam’s investment in their 49% owned Chinese joint venture accounted for under the equity method. The preliminary fair value of this joint venture was determined by a market based multiple of earnings before interest, taxes, depreciation and amortization and a discounted cash flows analysis.

k) Goodwill, net – The unaudited pro forma adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Merger. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in pro forma footnote Note 2. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, NN will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies from raw material cost and procurement savings, manufacturing and supply chain process efficiency improvements and cost reductions across a larger business and increased revenues from access to complementary end markets. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price at June 30, 2014	$290,806
Less: Fair value of net assets to be acquired	(204,612)

Total estimated goodwill	86,194
Less: Autocam goodwill	—

Pro forma adjustment to goodwill	$86,194

l) Other non-current assets - The unaudited pro forma adjustment of $7,906 to other non-current assets reflects the elimination of $1,397 of unamortized deferred financing costs associated with existing NN debt that was refinanced in connection with the acquisition and the addition of $9,466 of deferred financing costs incurred by NN related to the new credit facilities entered into to facilitate the acquisition. Finally, the unaudited pro forma adjustment reflects the elimination of Autocam’s deferred financing costs of $163.

m) Deferred tax liabilities - The unaudited pro forma adjustment reflects the change in net deferred tax liabilities arising from fair value adjustments to Autocam’s assets to be acquired and liabilities to be assumed by NN in the Merger. Deferred income tax liabilities arising from the estimated fair value adjustments for acquired inventory, properties plant and equipment and intangible assets have been calculated by applying NN’s blended statutory tax rate of 36% to the related fair value adjustments.

	Adjustment to Asset Acquired	Current Deferred Tax Liability	Noncurrent Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$40,198	$—	$14,472
Estimated fair value adjustment to inventory	1,596	575	—
Estimated fair value adjustment of property, plant and equipment acquired	$8,781	—	3,161

Deferred tax liabilities related to estimated fair value adjustments		$575	$17,633

n) Long-term Debt- In connection with the acquisition, NN obtained a new $350,000 term loan facility, with a variable interest rate of LIBOR plus 5% with a 1% LIBOR floor. The proceeds of the term loan were used to pay the cash portion of the purchase price, to repay existing indebtedness and to pay fees and expenses in connection with the Merger. The pro forma adjustment also reflects the pay-off of $34,846 of Autocam’s former senior indebtedness concurrent with the Merger.

The unaudited pro forma adjustments to debt are classified between short-term borrowings (due within one year) and long-term borrowings as follows:

	New Debt entered into by NN related to the Merger	Debt Refinanced by NN related to the Merger	Debt paid off by Autocam from Merger proceeds	Total Pro Forma Adjustment
Current maturities of long-term debt	$—	$(4,000)	$—	$(4,000)
Long-term debt, net of current portion (net of discount)	344,750	(53,500)	(34,846)	256,404

Total debt	$344,750	$(57,500)	$(34,846)	$252,404

o) Other non-current liabilities. Certain officers and key managers of Autocam were owners of Autocam stock. Under US GAAP, these awards were classified as liability awards as the shareholders and Autocam could have required repayment under certain circumstances based on a formula of earnings before interest, depreciation and amortization expense. The awards were recorded at their intrinsic value, and the expense was recognized over each employee’s expected future service until an expected retirement date. Concurrent with the Merger, these shares were purchased by NN and retired. As such, we adjusted other non-current liabilities to eliminate the stock-based compensation liability of $4,136 at June 30, 2014 as NN did not assume the liability. Additionally, the unaudited pro forma adjustment reflects the settlement of Autocam’s interest rate hedging net liability of $105 related to the former senior indebtedness paid-off concurrent with the Merger.

p) Stockholders’ equity - The pro forma balance sheet reflects the elimination of Autocam’s historical equity balances partially offset by the issuance of 1,086,957 shares of NN common stock at a price of $29.18 per share as partial Merger consideration. Additionally, the adjustment to equity includes estimated transaction-related fees and expenses of approximately $5,391 (net of $3,032 tax benefit associated with the acquisition-related fees and expenses) expected to be paid upon completion of the Merger. These estimated transaction costs have been excluded from the pro forma statements of income as they reflect charges directly attributable to the Merger and will not have a continuing impact on NN operations. The unaudited pro forma adjustment to stockholders’ equity is calculated as follows:

Elimination of historical balance	$(111,967)
Shares issued as part of the acquisition	31,717
Estimated transaction fees expected to be paid, net of tax	(5,391)

Total adjustment	$(85,641)

q) Income taxes payable- Income taxes payable was adjusted by $3,032 for the tax benefits associated with the acquisition-related fees and expenses incurred that are directly attributable to the Merger.